EXHIBIT 10.06

                     AMENDMENT #2 TO SECURED PROMISSORY NOTE

New York, New York                                      Effective April 11, 2005

     The undersigned, AES Management Buyout Company, Inc. (the "Borrower") pursuant to a Secured Promissory Note dated September 28, 2004 (the "Note") as Amended on January 25, 2005, promised to pay to the order of Embryo Development Corp. (the "Payee") the principal amount of $300,000 together with interest thereon at the rate of eight (8%) percent per annum from the date thereof.

     The Note was made in conjunction with a certain Letter of Intent dated August 4, 2004 (the "LOI") and is secured by a Security Agreement in favor of the Payee, as described therein.

     Except as otherwise specifically agreed to in this amendment, all terms, conditions and provisions of the Note and Security Agreement, as previously amended are hereby affirmed and shall remain in full force and effect. Further, all terms not otherwise defined in this Amendment shall be deemed to be defined as in the Note.

     The Borrower, by execution hereof, acknowledges that a Definitive Agreement as contemplated by the LOI was not executed by March 15, 2005, and the Maturity Date has been accelerated and accrued interest due on the Note is due and payable on April 15, 2005.

     Subject to delivery to Payee by Borrower of a payment against the principal of the Note of $50,000, in good funds, no later than April 15, 2005, the Maturity Date shall be extended to June 15, 2005, for the balance of the principal and all accrued interest on the Note.

     By signing below Borrower and Payee hereby agree to the foregoing amendment to the Note, effective immediately.

     IN WITNESS WHEREOF, the parties have set their hands as of the day first set forth above.

AES Management Buyout Company           Embryo Development Corp.



By: /s/                                 By:/s/
    -------------------------              ---------------------